Exhibit 99.1
January 23, 2026

Introduction

I’m writing to share an update on actions we are taking to strengthen Enphase and align our resources with our priorities for 2026.

In 2025, a U.S. policy changed in a meaningful way; the federal 30% Residential Clean Energy Tax Credit (also known as the 25D tax credit) ended on December 31, 2025. As a result, beginning in 2026, homeowners purchasing systems with cash or a loan no longer receive that credit, which reduces near-term demand and increases the importance of financing and customer value.

To align with our updated 2026 outlook, we are taking targeted steps: simplifying parts of the organization; making a modest reduction in teams, globally; tightening spending; and focusing investment on the priorities that matter most.

These decisions were not made lightly. I’m grateful for the contributions of the colleagues who are leaving Enphase, and we are committed to supporting them with transition assistance, severance, and benefits consistent with local practices.

Why these changes are necessary

We are aligning our cost structure to match current market conditions while staying disciplined against our financial operating model.

Our non-GAAP operating expenses are approximately $80 million per quarter today. Given slower near-term revenue growth, we are targeting approximately $70 – $75 million per quarter starting from the third quarter of 2026, inclusive of planned merit increases. Achieving this requires organizational changes and broader cost reductions.

Strategic actions

We are taking the following steps to strengthen our operating model and improve execution:

• Simplifying the organization and reducing costs: reduce layers, clarify decision-making, and cut non-essential spending so we stay focused on our highest priorities.

• Leveraging partner-led coverage in select smaller markets: transition certain smaller markets such as Brazil, Philippines and South Africa to a distribution-led coverage model, supported by adjacent regional teams to maintain strong customer engagement and service.

• Executing disciplined product and R&D prioritization: prioritize investment behind our core product and software roadmap with no compromises; limit R&D investment in early-stage adjacent initiatives —including portable energy systems and balcony solar— while continuing to sell what we have, support customers and learn from the market.

• Sharpening our focus on long-term platforms: advance areas where Enphase can play a foundational role in the future of energy infrastructure, including selective investment in the innovation of next-generation power conversion architectures.

• Scaling productivity through AI and automation: expand AI-enabled capabilities that improve customer experience and efficiency, including virtual assistance, predictive diagnostics, smarter customer service case routing, and automation in permitting, forecasting, and fleet operations.

These actions are expected to result in a one-time restructuring and asset impairment charge of approximately $4.6 million.

What is not changing: our commitment to quality, customer experience, and supporting our installers and channel partners. We will stay focused on reliability, service, and innovation.

Commitment to our people

We have informed ~160 employees who have been impacted, with a small number of individual cases remaining. We will treat each person with respect and care.

United States

• Pay will continue through the separation date, generally February 16, 2026 (with exceptions as needed).

• Severance includes a minimum of 13 weeks of pay and accelerated vesting of certain RSUs, subject to applicable approvals.

• Healthcare benefits will remain available through the end of the month of the separation date; employees may elect COBRA continuation coverage at their expense thereafter.

• Employees may coordinate with their managers to use reasonable company time during the period before separation to pursue their next opportunity.

Outside the United States

• We will follow local processes and employment laws.

• Where applicable, we intend to maintain a consistent baseline of support across regions, including severance and treatment of equity, aligned with local requirements.

Our way forward

This is a difficult moment, and we are grateful to the departing colleagues who have helped build Enphase. For those continuing with us, our focus is clear: sharpen execution, deliver customer value, and maintain exceptional quality and support.

As we look toward 2026, we are focused on several growth initiatives, including working with our partners to make prepaid lease with loan available to our installers, accelerating adoption of our fourth-generation battery systems, capitalizing on the Netherlands battery retrofit opportunities, and expanding fleet services and recurring revenue.

Our new product and software roadmap remain strong. We are investing in our 9th generation microinverters, our 5th generation battery platform, our first small commercial battery, our DC bidirectional EV charger, and software that improves system performance and customer experience. More information about our initiatives and upcoming new products is available here.

While these actions are challenging, they are designed to strengthen our resilience and position Enphase for durable performance. Thank you for your commitment and for supporting one another through this transition.

Badri Kothandaraman
President and CEO
Enphase Energy, Inc.

This letter contains forward-looking statements, including, but not limited to, statements related to the expected actions and costs associated with the restructuring activities; the company’s plans and ability to improve its operational efficiency; expectations on reducing costs and decreasing non-GAAP operating expenses and the timing of same; scaling productivity through the use of AI and automation; planned growth initiatives and expectations regarding new products and services development, opportunities, including the timing of same, and the adoption by the market; and the resiliency of the company. These forward-looking statements are based on the company’s current expectations and inherently involve significant risks and uncertainties. The company’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to cost reduction efforts and related key initiatives, in addition to other risks described in more detail in its most recently filed Annual Report on Form 10-K and other documents filed by the company from time to time with the SEC. In addition, please note that the date of this letter is January 23, 2026, and any forward-looking statements contained herein are based on assumptions that the company believes to be reasonable as of this date. The company undertakes no duty or obligation to update any forward-looking statements contained in this letter as a result of new information, future events or changes in its expectations.